EXHIBIT 3.2

[SEAL] ARTICLES OF AMENDMENT OF THE
       ARTICLES OF INCORPORATION
       State Form 38333 (R10 /1-03)
       Approved by State Board of Accounts, 1995

TODD ROKITA
SECRETARY OF STATE
CORPORATE DIVISION
302 W. Washington St., Rm. E018
Indianapolis, IN 46204
Telephone: (317) 232-6576

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                          ARTICLES OF AMENDMENT OF THE
                          ARTICLES OF INCORPORATION OF

Name of Corporation                                        Date of Incorporation
Datastand Technologies, Inc.                               October 7, 1996

The undersigned officers of the above referenced Corporation (hereinafter referred to as the "Corporation") existing pursuant to the provisions of (indicate appropriate act)

[x] Indiana Business Corporation Law     [ ] Indiana Professional Corporation
                                             Act of 1983

as amended (hereinafter referred to as the "Act"), desiing to give notice of corporate action effectuating amendment of certain provisions of its Articles of Incorporation certify the following facts:

                             ARTICLE I Amendment(s)

The exact text of Article(s) 1 of the Articles of Incorporation is now as follows:

(NOTE: If amending the name of corporation, write Article "I" in space above and write "The name of the Corporation is ________________." below.)

The name of the Corporation is Metabolic Research, Inc.

                                   ARTICLE II

Date of each amendment's adoption:
January 31, 2007

                        (Continued on the reverse side)

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                    ARTICLE III Manner of Adoption and Vote

Mark applicable section: NOTE - Only in limited situations does Indiana law permit an Amendment without shareholder approval Because a name change requires shareholder approval, Section 2 must be marked and either A or B completed.

[ ] SECTION 1 This amendment was adopted by the Board of Directors or incorporators and shareholder action was not required.

[x] SECTION 2 The shareholders of the Corporation entitled to vote in respect to the amendment adopted the proposed amendment. The amendment was adopted by (Shareholder approval may be by either A or B)

    A. Vote of such shareholders during a meeting called by the Board of Directors. The result of such vote is as follows

        Shares entitled to vote 6,138,621
        Number of shares represented at the meeting 3,141,075
        Shares voted in favor. 3,141,075
        Shares voted against 0

    B. Unanimous written consent executed on _______, 20____ and signed by all shareholders entitled to vote

                  ARTICLE IV Compliance with Legal Requirements

    The manner of the adoption of the Articles of Amendment and the vote by which they were adopted constitute full legal compliance with the provisions of the Act, the Articles of Incorporation, and the By-Laws of the Corporation

    I hereby verify, subject to the penalties of perjury, that the statements contained herein are true, this 31st day of January, 2007.

Signature of current officer or chairman of the board
/s/ Nick Montesano

Printed name of officer or chairman of the board
Nick Montesano

Signator's title
Chief Executive Officer, Chief Financial Officer, and Director